For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer (213) 235-2240

Reading International Reports First Quarter 2026 Results

Earnings Call Webcast to Discuss First Quarter Financial Results

Scheduled to Post to Corporate Website on Tuesday,  May 19, 2026

NEW YORK - May 15, 2026 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the First Quarter ended March 31, 2026.

Key Financial Summary Results –First Quarter 2026

•	Total Revenues of $45.1 million increased by 12% from $40.2 million in Q1 2025.
•	Representing the best result for this metric since Q1 2019, a reported Operating Loss of $3.6 million marks a 47% improvement from a $6.9 million Operating Loss reported in Q1 2025.
•

EBITDA decreased to a negative EBITDA of $0.8 million compared to a positive EBITDA of $2.9 million in Q1 2025, which 2025 quarter reflected a gain on sale of $6.6 million from the sale of our real estate assets in Wellington, New Zealand.

•	Taking into account that Q1 2025 gain on sale, our Basic Loss per Share of $0.36 declined by 69% compared to a Basic Loss per Share of $0.21 in Q1 2025.
•	Taking into account that Q1 2025 gain on sale, our Net Loss Attributable to Reading of $8.1 million weakened by 71% compared to a loss of $4.8 million in Q1 2025.

In Q1 2026, both the Australian and New Zealand dollar average exchange rates strengthened against the U.S. dollar by 10.8% and 3.9%, respectively, compared to Q1 2025. With 53% of our Total Revenues being generated by our Australian and New Zealand businesses this quarter, the stronger currency positively impacted our U.S. reported operating results. This exchange ratio improvement trend has continued since the end of the quarter.

President and Chief Executive Officer, Ellen Cotter said, “We’re pleased to report that the Company achieved its strongest first quarter Operating Income result since 2019 pre-pandemic. This strong performance was powered by a 14% increase in our global cinema revenue, attributable to a stronger movie line-up from movies like Project Hail Mary,  Wuthering Heights, GOAT, and Hoppers, along with solid Q4 2025 holdovers like Avatar: Fire and Ash and Zootopia 2. Also, reflective of the successful execution of our key strategic initiatives, each of our cinema divisions delivered improved operating income results, with our Australian cinemas delivering a much improved first quarter. In addition to our U.S. and Australian cinema divisions reporting the highest ever first quarter Food & Beverage spend per head, all cinema divisions continued to add members to their loyalty programs through creative initiatives. We expect our positive momentum to continue through 2026 as the remaining movie slate looks extremely promising with titles like Toy Story 5, Moana, Minions & Monsters, The Odyssey, Spider-Man: Brand New Day, Avengers: Doomsday and Dune: Part Three.

Our Q1 2026 global Real Estate division segment revenues and operating income decreased against Q1 2025. The performance reflects the execution of our strategy to raise liquidity through select asset monetization, most notably the 2025 sales of our real estate assets in Wellington, New Zealand and Townsville, Australia. Our U.S. Real Estate business supported the global Real Estate division by reporting its highest ever first quarter U.S. Real Estate revenue, led by strengthening in our Live Theatre revenue.

Lastly, our improved Q1 2026 Operating Loss also reflects an 8% reduction in our global General & Administrative costs.”

Cotter continued, “During the first quarter 2026, in an effort to bolster our liquidity, our Board directed Management to begin efforts to sell the Cinemas 1,2,3 building in NYC.  And, as of the date of this Release, we are under contract to sell our Napier property in New Zealand with an expected cinema lease back.

With a solid first quarter operational start, a balance sheet which continues to be anchored by a strong real estate portfolio, and our global cinemas poised to capitalize on an exciting and robust movie slate through the remainder of the year, while no assurances can be given, we believe our Company is well-positioned to deliver a strong 2026.”

Cinema Business

•

With respect to Q1 2026, and compared to Q1 2025, our global cinemas reported (i) $41.5 million in cinema revenue, representing a 14% increase, and (ii) an operating loss of $1.3 million, representing a 70% improvement.

•	These positive results were driven by:

(i)   Increased attendance at our U.S. cinemas as a result of an improved Q1 2026 movie slate, despite a 7.3% reduction in our U.S. screen count due to the 2025 closure of an underperforming cinema;

(ii)   Increased attendance in our Australian cinemas as a result of an improved Q1 2026 movie slate, coupled with creative and compelling loyalty program initiatives;

(iii)  Improved F&B sales per person (“SPP”) for Q1 2026: (a) at AU$8.09, our Australian Cinema F&B SPP, represented the highest first quarter ever for our Australian Cinemas, and (b) at $8.38, our U.S. Cinema F&B SPP also ranked the highest first quarter during which our U.S. circuit was fully operating (i.e. excluding pandemic closure periods); and

(iv)  The strengthening of the Australian and New Zealand currencies during the first quarter 2026.

•

We continue to work with our global cinema landlords to align our occupancy costs with current operating conditions to help manage inflationary pressures and rising labor and operating costs, especially in the State of Hawaii, where we have experienced a significantly higher increase in operating expenses compared to the U.S. Mainland.

Real Estate Business

•

With respect to Q1 2026, and compared to Q1 2025, our global Real Estate business reported (i) $4.6 million of Real Estate revenue representing a decrease of 5%, and (ii) operating income of $1.4 million representing a 13% decrease.

•

Our Q1 2026 U.S. Real Estate revenues of $1.8 million represented a 13% increase from Q1 2025 primarily due to the improved performance of our Live Theatre assets in NYC, including our Minetta Lane Theatre, which generated its best first quarter in the Company’s history.

•

As of December 2025, we own 100% of our Cinemas 1,2,3 property. In order to improve our liquidity conditions, during the first quarter of 2026, our Board directed management to begin efforts to sell this property.

•

In New Zealand, we signed a purchase and sale agreement on March 4, 2026, to monetize our Napier property. The transaction has proceeded to the due diligence period. The transaction contemplates a lease back to us of the cinema at that location.

•	As of March 31, 2026, our combined Australian and New Zealand property portfolio has 58 third-party tenants, with a portfolio occupancy rate of 98% and total leased gross lettable area of 156,171 SF.

Balance Sheet and Liquidity

As of March 31, 2026:

•	Our cash and cash equivalents were $5.5 million.
•	Our assets had a total book value of $431.5 million, compared to a book value of $434.9 million as of December 31, 2025.
•	Our total gross debt of $184.6 million decreased by $0.5 million from December 31, 2025.
•	With respect to our debt position:
o	Continuing our efforts to reduce our overall interest expense, our Q1 2026 interest expense decreased by 11% compared to Q1 2025.
o	On February 6, 2026, we executed an amendment to defer a principal payment related to our 44 Union Square loan, which we paid on March 13, 2026.
o	On February 27, 2026, we executed an amendment to modify the principal repayment schedule of our Bank of America/Bank of Hawaii facility.
o	On March 31, 2026, we executed an amendment to reduce our NAB loan’s minimum liquidity requirement for a limited defined period in 2026.
o	We are currently working to refinance the loan on our live theatre buildings in New York City.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Tuesday, May 19, 2026, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; and Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by Monday, May 18, 2026, by 5:00 p.m. Eastern Time. The audio webcast will be able to be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia, and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operating results; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2026 and our revenue expectations relating to such movie releases; our positioning for future periods; our expectations regarding the sale and lease back of our Napier property in New Zealand; our expectations regarding our ability to refinance the loan on our live theater buildings in New York City; and our ability to successfully market and sell our Cinemas 1,2,3 property. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue
Cinema	$41,461	$36,404
Real estate	3,663	3,765
Total revenue	45,124	40,169
Costs and expenses
Cinema	(38,894)	(36,577)
Real estate	(1,886)	(1,955)
Depreciation and amortization	(3,230)	(3,375)
General and administrative	(4,746)	(5,153)
Total costs and expenses	(48,756)	(47,060)
Operating income (loss)	(3,632)	(6,891)
Interest expense, net	(4,228)	(4,742)
Gain (loss) on sale of assets	—	6,526
Other income (expense)	(488)	(331)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(8,348)	(5,438)
Equity earnings of unconsolidated joint ventures	71	23
Income (loss) before income taxes	(8,277)	(5,415)
Income tax benefit (expense)	143	472
Net income (loss)	$(8,134)	$(4,943)
Less: net income (loss) attributable to noncontrolling interests	13	(191)
Net income (loss) attributable to Reading International, Inc.	$(8,147)	$(4,752)
Basic earnings (loss) per share	$(0.36)	$(0.21)
Diluted earnings (loss) per share	$(0.36)	$(0.21)
Weighted average number of shares outstanding–basic	22,717,260	22,426,184
Weighted average number of shares outstanding–diluted	22,717,260	22,426,184

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2026	2025
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,524	$10,531
Restricted cash	2,342	2,327
Receivables	4,270	4,553
Inventories	1,629	1,664
Prepaid and other current assets	6,610	2,281
Asset groups held for sale	24,451	460
Total current assets	44,826	21,816
Operating properties, net	182,957	207,974
Operating lease right-of-use assets	161,932	159,659
Investment in unconsolidated joint ventures	3,320	3,264
Goodwill	24,818	24,603
Intangible assets, net	1,551	1,576
Deferred tax asset, net	2,499	2,619
Other assets	9,577	13,418
Total assets	$431,480	$434,929
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$59,535	$52,826
Film rent payable	3,280	6,973
Debt - current portion	35,513	35,999
Derivative financial instruments - current portion	16	56
Taxes payable - current	211	545
Deferred current revenue	11,220	11,327
Operating lease liabilities - current portion	20,392	20,081
Other current liabilities	782	774
Total current liabilities	130,949	128,581
Debt - long-term portion	114,548	114,350
Subordinated debt, non-current portion	27,672	27,617
Noncurrent tax liabilities	6,384	6,434
Operating lease liabilities - non-current portion	164,128	162,919
Other liabilities	13,186	13,126
Total liabilities	$456,867	$453,027
Commitments and contingencies (Note 16)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,972,781 issued and 21,036,670 outstanding at March 31, 2026 and
33,972,781 issued and 21,036,670 outstanding at December 31, 2025	241	241
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2026 and December 31, 2025	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2026 and December 31, 2025	—	—
Additional paid-in capital	155,822	155,454
Retained earnings (accumulated deficit)	(137,077)	(128,930)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(4,141)	(4,614)
Total Reading International, Inc. stockholders’ equity	(25,545)	(18,239)
Noncontrolling interests	158	141
Total stockholders’ equity	(25,387)	(18,098)
Total liabilities and stockholders’ equity	$431,480	$434,929

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2026	2025	(Unfavorable)
Segment revenue
Cinema
United States	$19,463	$18,295	6%
Australia	19,706	15,682	26%
New Zealand	2,292	2,427	(6)%
Total	$41,461	$36,404	14%
Real estate
United States	$1,800	$1,587	13%
Australia	2,582	3,015	(14)%
New Zealand	214	243	(12)%
Total	$4,596	$4,845	(5)%
Inter-segment elimination	(933)	(1,080)	14%
Total segment revenue	$45,124	$40,169	12%
Segment operating income (loss)
Cinema
United States	$(1,555)	$(3,146)	51%
Australia	426	(974)	>100%
New Zealand	(213)	(355)	40%
Total	$(1,342)	$(4,475)	70%
Real estate
United States	$155	$143	8%
Australia	1,166	1,545	(25)%
New Zealand	69	(94)	>100%
Total	$1,390	$1,594	(13)%
Total segment operating income (loss) (1)	$48	$(2,881)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2026	2025
Net Income (loss) attributable to Reading International, Inc.	$(8,147)	$(4,752)
Add: Interest expense, net	4,228	4,742
Add: Income tax expense (benefit)	(143)	(472)
Add: Depreciation and amortization	3,230	3,375
EBITDA	$(832)	$2,893
Adjustments for:
None	—	—
Adjusted EBITDA	$(832)	$2,893

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
(Dollars in thousands)	March 31, 2026	March 31, 2025
Segment operating income (loss)	$48	$(2,881)
Unallocated corporate expense:
Depreciation and amortization expense	(96)	(133)
General and administrative expense	(3,584)	(3,877)
Interest expense, net	(4,228)	(4,742)
Equity earnings (loss) of unconsolidated joint ventures	71	23
Gain (loss) on sale of assets	—	6,526
Other (expense) income	(488)	(331)
Income (loss) before income taxes	$(8,277)	$(5,415)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.